Exhibit 2.2
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
     This Amendment, dated as of February 29, 2008 (the “Amendment”), is made by and among Globe Specialty Metals, Inc., a Delaware corporation (“Buyer”), Solsil Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), Solsil, Inc., a Delaware corporation (the “Company”) and Alan Kestenbaum, Brandon Baer and Jeffrey T. Brown, as the Representatives named herein (collectively, the “Representatives”).
RECITALS
     A. Buyer, Buyer Sub and Company have previously entered into an Agreement and Plan of Merger dated as of January 8, 2008 (the “Merger Agreement”).
     B. Buyer, Buyer Sub and Company have agreed to modify the Merger Agreement as set forth in this Amendment.
     In consideration of the foregoing and the agreements set forth in this Amendment, the parties agree as follows:
1. Definitions. Terms defined in the Merger Agreement and not otherwise defined herein have the meanings given in the Merger Agreement.
2. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:
(a) The first sentence of Section 2.2.2 is amended to read as follows:
          2.2.2 Exchange Procedures. At the Closing upon surrender of certificates representing Company Stock for cancellation to the Buyer, each holder of such Company Stock shall be entitled to receive in exchange therefor, and Buyer shall issue to such holder (i) one or more certificates representing that whole number of Buyer Shares set forth opposite such holder’s name in the column of Exhibit B headed “Globe Shares Delivered,” which shall be delivered to such holder and (ii) one or more certificates representing that whole number of Buyer Shares set forth opposite such holder’s name in the column of Exhibit B headed “Globe Shares in Escrow,” which shall be deposited in escrow, and the Company Stock so surrendered shall forthwith be canceled.
(b) Exhibit B is replaced with Amended Exhibit B attached to this Amendment.
(c) Section 2.3.1 is amended by the addition of the following sentence to the end of such section:
At the Closing, Buyer shall (i) issue and deliver to each optionee identified on Schedule 2.3(a) one or more certificates representing that whole number of Buyer Shares set forth opposite such optionee’s name in Schedule 2.3(a) as “Globe Shares Delivered” and (ii) issue and deposit in escrow one or more certificates representing that whole number of Buyer Shares set forth opposite such optionee’s name in Schedule 2.3(a) as “Globe Shares in Escrow,” and the Company Option shall forthwith be canceled.

(d) Schedule 2.3(a) is replaced with Amended Schedule 2.3(a) attached to this Amendment.
(e) Section 2.7 is amended to read as follows:
Immediately after the Effective Time, Buyer shall satisfy the Company’s obligation to pay a bonus of $200,000 to Alan Kestenbaum by the issuance of 15,649 Buyer Shares. Buyer shall (i) issue and deliver to Mr. Kestenbaum a certificate representing 14,084.00 Buyer Shares and (ii) issue to Mr. Kestenbaum and deposit in escrow a certificate representing 1,565.00 Buyer Shares. All of such Buyer Shares upon issuance also shall be subject to forfeiture and shall vest on the terms summarized in Schedule 2.3(a). Buyer shall be entitled to receive customary securities law representations from Mr. Kestenbaum in connection with the private issuance of such shares.
(f) A new Section 7.14 is added to read as follows:
          7.14 Escrow Agreement. Buyer shall have duly executed the Escrow Agreement substantially in the form of Exhibit D hereto (the “Escrow Agreement”).
(g) A new Section 8.21 is added to read as follows:
          8.21 Escrow Agreement. The Representatives shall have duly executed the Escrow Agreement.
(h) A new Article 11 is added to read as follows:
      11. ESCROW
          11.1 Escrow.
               (a) The Buyer Shares issued as Merger Consideration to the Company stockholders and deposited in escrow pursuant to Section 2.2.2(ii) and the Buyer Shares issued to the persons specified in Section 2.3.1(ii) and Section 2.7 (collectively, with the Company stockholders, the “Stakeholders”) and deposited in escrow pursuant to such Sections shall be returned to Buyer and canceled if the Escrow Release Conditions, as defined in the Escrow Agreement, are not satisfied in accordance with the term set forth in the Escrow Agreement.
               (b) In order to facilitate any required cancellation of Buyer Shares, the certificates representing the Buyer Shares deposited in escrow, as set forth in Section 2.2.2(ii), the column of Exhibit B headed “Globe Shares in Escrow,” Section 2.3.1(ii), the entries in Schedule 2.3(a) marked “Globe Shares in Escrow” and Section 2.7, shall be deposited in escrow by Buyer pursuant to the terms of the Escrow Agreement (the “Escrow”).
               (c) If Buyer becomes entitled to cancel any amount of Buyer Shares deposited in Escrow pursuant to this Section 11.1 in accordance with the terms of the Escrow Agreement (any such amount, a “Cancellation Amount”), the Cancellation Amount shall be returned to Buyer in accordance with the Escrow Agreement and Buyer shall cancel the Cancellation Amount on a pro rata basis in accordance with the percentages set forth on Schedule A to the Escrow Agreement.

          11.2 Appointment of Representatives; Agreements Binding on Stakeholders.
               (a) Each of (i) the holders of Company Options and Mr. Kestenbaum, through the execution of separate consents, will have, and (ii) the Company stockholders by virtue of having approved and adopted this Agreement under Delaware Law, as a specific term of the Merger, will be deemed to have (x) irrevocably constituted and appointed, effective as of the Effective Time, Alan Kestenbaum, Brandon Baer and Jeffrey T. Brown. (together with his permitted successors, the “Representatives”), as his/her/its true and lawful agent, proxy and attorney-in-fact, to exercise all or any of the powers, authority and discretion conferred on them under this Agreement and the Escrow Agreement and (y) irrevocably agreed to, and be bound by and comply with, all of the obligations of the Stakeholders set forth in Section 11.1 and the Escrow Agreement with respect to the Escrow. The Representatives agree to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable except as provided herein.
               (b) From and after the Effective Time, the Representatives are hereby authorized (i) to take all action necessary in connection with the implementation of the Escrow on behalf of the Stakeholders or the settlement of any dispute with regard to matters pertaining to the Escrow, (ii) to give and receive all notices required to be given under this Agreement or the Escrow Agreement with respect to the Escrow, and (iii) to take any and all additional action in connection therewith as is contemplated to be taken by or on behalf of the Stakeholders by the terms of this Agreement.
               (c) Buyer shall be entitled, at any time and from time to time, by giving notice to the other Representatives, to designate another person to serve as its Representative in place of Alan Kestenbaum, D. E. Shaw Composite Side Pocket Series 1, L.L.C. and D. E. Shaw Composite Side Pocket Series 7, L.L.C. shall be entitled, at any time and from time to time, by giving notice to the other Representatives, to designate another person to serve as their Representative in place of Brandon Baer, and Plainfield Direct, Inc. shall be entitled, at any time and from time to time, by giving notice to the other Representatives, to designate another person to serve as its Representative in place of Jeffrey T. Brown, which substitute person or persons, following delivery of such notice, shall be deemed to be a Representative for all purposes of this Agreement and the Escrow Agreement.
               (d) All decisions and actions by the Representatives as provided in this Section 11.2 shall be determined by a majority vote of Representatives and any decision or action so taken shall be binding upon all of the Stakeholders, and no Stakeholder shall have the right to object, dissent, protest or otherwise contest the same.
               (e) Buyer shall be able to rely conclusively on written instructions signed by any two of the Representatives as to any actions required or permitted to be taken by the Representatives, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions of the Representatives provided in such manner.
               (f) All actions, decisions and instructions of the Representatives shall be conclusive and binding upon all of the Stakeholders and no Stakeholder shall have any cause of action against the Representatives for any action taken, decision made or instruction given by the Representatives under this Agreement, except for fraud or willful breach of this Agreement by the Representatives.
               (g) The provisions of this Section 11.2 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by Stakeholders to the Representatives and shall be binding upon the executors, heirs, legal representatives and successors of each Stakeholder.
               (h) All fees and expenses incurred by the Representatives shall be paid by the Stakeholders severally to the extent of their pro rata interest in the aggregate of the Buyer Shares held by all Stakeholders.
               (i) In taking any action hereunder, the Representatives shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Representatives shall not waive any rights with respect to any individual Stakeholder’s interest if such waiver would have the effect of disproportionately and adversely affecting such individual Stakeholder as compared to the interests of the other Stakeholders, without the prior consent of the affected Stakeholder. The Representatives shall not be liable to Buyer or the Stakeholders for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of bad faith or willful misconduct. The Representatives may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Representatives shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. Any Representative may be replaced at any time by affirmative vote or written consent of Company stockholders entitled to two-thirds of the Buyer Shares.
3. Miscellaneous. Except as otherwise set forth herein, the Merger Agreement shall remain in full force and effect without change or modification. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.
(Remainder of page intentionally left blank. Signature pages follow.)

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GLOBE SPECIALTY METALS, INC.	SOLSIL ACQUISITION CORP.

By:	By:

Name:		Name:

Title:		Title:

SOLSIL, INC.

By:

Name:

Title:

REPRESENTATIVES:

Alan Kestenbaum

Brandon Baer

Jeffrey T. Brown